Exhibit 99.1

CONSENT OF RESOURCE INFORMATION SYSTEMS, INC.

January 29, 2008

To:	Steve Gentner
Verso Paper

We hereby consent to the citation by Verso Paper Corp. (the “Company”) of data reported by our source, RISI, Inc., and to the use of our name in connection with the use of such data in the Registration Statement of Form S-1 filed by the Company with the Securities and Exchange Commission.

/s/ John Maine

Vice President World Graphic Papers

Resource Information Systems, Inc.